Exhibit 99.1

Contacts:	Nicholas Venuto	Kelly Gann
	Chief Financial Officer	Marketing Communications
	Nanogen, Inc.	Nanogen, Inc.
	858-410-4600	858-410-4667
kgann@nanogen.com

NANOGEN AWARDED NEW CDC CONTRACT TO DEVELOP MOLECULAR DIAGNOSTIC

TEST FOR INFLUENZA AND AVIAN FLU

SAN DIEGO (June 5, 2008) – Nanogen, Inc. (Nasdaq: NGEN), developer of in vitro diagnostic products announced today it has been awarded a new $10.4 million, two-year contract from the U.S. Centers for Disease Control and Prevention (CDC) to develop a multi-analyte molecular diagnostic assay for Influenza. This new contract will have Nanogen develop a fast molecular test that simultaneously detects and differentiates Influenza Type A, Influenza Type B, seasonal flu (H1N1 and H3N2) strains, and Respiratory Syncytial Virus (RSV). The contract provides for a secondary, “reflex”, test for avian flu strains (H5N1, H7N1, and H9N1) to be available for samples that are determined to be positive for Flu A but negative for seasonal flu. RSV is the most common cause of bronchiolitis and pneumonia among infants and children under one year of age.

The molecular diagnostic test will be developed in partnership with the Medical College of Wisconsin (MCW) and HandyLab Inc. It will be significantly more sensitive than current rapid flu tests and is expected to be conducted in less than half the time it takes to run current molecular tests. These tests are intended as a key component of the CDC’s two-pronged approach to quickly identify and respond to a potential flu pandemic.

This is the second contract the Company has been awarded by the CDC related to the development of diagnostic tests for influenza and complements the rapid test currently being developed by the Company in collaboration with HX Diagnostics (see Company press release from December 2006 for information on the rapid point-of-care diagnostic test project).

“Receiving a second significant contract from the CDC is a strong endorsement of our capabilities as a diagnostic company and clearly shows recognition for our expertise in molecular biology and infectious disease. Additionally, this contract will increase funds for ongoing development of our market-leading, real-time PCR technology and an integrated system to improve ease of use in clinical laboratories,” said Howard C. Birndorf, Nanogen’s chairman of the board and CEO. “Recently there have been a number of multiplexed molecular products for respiratory targets to hit the market. These products, however, are expensive and test for more pathogens than are useful in clinical diagnosis. Having a fast molecular assay that can be used as a confirmatory test for influenza will improve the tools available to clinicians for better patient health management. We are excited and pleased to partner with MCW and HandyLab on this project.”

This molecular diagnostics development program will incorporate assay development that Nanogen has been working on in cooperation with MCW as part of an NIH grant for multiplexed infectious disease diagnostics. The proposal to the CDC included the use of Nanogen’s proprietary MGB probe technology for real-time PCR and anticipates the use of off-the-shelf instrumentation for sample handling and detection, including the HandyLab, Inc., Raider instrument, a microfluidic real-time PCR technology, which will significantly shorten time to result.

This contract further extends a longstanding partnership between Nanogen and Dr. Kelly Henrickson by utilizing MCW’s new Midwest Respiratory Virus Program. Dr. Henrickson said, “Success in this project will significantly advance multiplex PCR use in the clinical laboratory and provide a unique hands off solution for rapid, sensitive and specific detection of seasonal respiratory viruses and pandemic influenza.”

“Our collaboration with Nanogen on this project validates Raider’s performance for microfluidic real-time PCR technology” said Mark Powelson, HandyLab’s Vice President of Sales and Marketing, “Our technology contribution to this project is anticipated to redefine the way respiratory testing is done.”

Each year, 5 percent to 20 percent of the U.S. population is affected by the influenza virus with approximately 36,000 deaths caused by the infection. Healthcare agencies, like the CDC, are concerned about the possibility of a deadly subtype, like avian flu, rapidly emerging and causing a pandemic. By 2010, the worldwide influenza diagnostics market is likely to reach $200 million.

About Nanogen, Inc.

Nanogen, Inc., develops diagnostic products that enable physicians to deliver improved patient care. Its products allow faster and easier diagnosis, treatment and monitoring of cardiovascular disease and a range of infectious diseases. The company’s products include molecular diagnostic kits and reagents, and kits for rapid point-of-care testing. Nanogen has pioneered the development of biomarkers, molecular biology technologies and nanotechnology to bring better results to diagnostics and healthcare. For additional information please visit Nanogen’s website at www.nanogen.com.

Nanogen Forward-Looking Statement

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether patents owned or licensed by Nanogen will be developed into products, whether the patents owned by Nanogen offer any protection against competitors with competing technologies, whether products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, and other risks and uncertainties discussed under the caption “Factors That May Affect Results” and elsewhere in Nanogen’s Form 10-K or Form 10-Q most recently filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. Nanogen disclaims any intent or obligation to update these forward-looking statements.

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